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                                                                  Exhibit (a)(4)

                            HUNT MANUFACTURING CO.
                          OFFER TO PURCHASE FOR CASH
                       UP TO 3,230,000 OF COMMON SHARES
                             AT $17 NET PER SHARE

                                                             December 21, 1995
To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   Hunt Manufacturing Co., a Pennsylvania corporation (the "Company"), has appointed us to act as Information Agent in connection with its offer pursuant to which the Company is inviting its shareholders to tender common shares of the Company, par value $.10 per share ("Shares"), at a price of $17 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 21, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). We enclose herewith the materials listed below relating to the Offer.

   The Company will purchase, at the Purchase Price, net to the seller in cash, up to 3,230,000 Shares that are properly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration provisions described therein. The Company reserves the right, in its sole discretion, to purchase more than 3,230,000 Shares pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being validly tendered. The Offer is, however, subject to certain other conditions. See Section 6 of the Offer to Purchase.

   Neither the Company nor its Board of Directors makes any recommendation as to whether any shareholder should participate in the Offer.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   (1) Offer to Purchase dated December 21, 1995;

   (2) Letter of Transmittal for your use and for the information of your clients (together with "Guidelines for Certification of Taxpayer
Identification Number on Substitute Form W-9");

   (3) Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available (or the procedures for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the depositary for the Offer (the "Depositary") before the Expiration Date (as defined in the Offer to Purchase);

   (4) Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

   (5) Letter from Robert B. Fritsch, President and Chief Executive Officer, of the Company, dated December 21, 1995, to shareholders of the Company.

   PLEASE BRING THE OFFER TO THE ATTENTION OF YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 24, 1996, UNLESS THE OFFER IS EXTENDED.

   No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   As described in Section 3 of the Offer to Purchase, tenders may be made even though stock certificates are not immediately available (or the procedures for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Depositary before the Expiration Date, if such tenders are made by or through an "Eligible Institution" (as defined in the Offer to Purchase). Certificates for Shares so tendered in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary within five New York Stock Exchange trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

   Requests for additional copies of the enclosed material and any questions you have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       GEORGESON & COMPANY INC.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.